Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-228189) pertaining to the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement of our report dated June 23, 2020, on our audit of the financial statements and financial statement schedule of the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement as of and for the years ended December 31, 2019 and 2018, and for the supplemental information listed in the table of contents as of December 31, 2019, which report is included in this Annual Report (Form 11-K).
/s/ BKD, LLP
BKD, LLP

Springfield, Missouri
June 23, 2020